Exhibit 99.1

Press Release

MagnaChip Reports Second Quarter 2013 Financial Results

•	Revenue Grew 4.9% Sequentially, 6.2% Year-Over-Year

•	Power Solutions Revenue Increased 19.1% Sequentially, 6.7% Year-Over-Year

•	Gross Margin Improved 100 BPS Sequentially, 200 BPS Year-Over-Year

•	Achieved GAAP EPS of $0.12 and Adjusted EPS of $0.71 Per Diluted Share

•	Board Approves New $100 Million Stock Repurchase Program

SEOUL, South Korea and CUPERTINO, Calif., July 30, 2013 — MagnaChip Semiconductor Corporation (“MagnaChip”) (NYSE: MX), a Korea-based designer and manufacturer of analog and mixed-signal semiconductor products, today announced financial results for the second quarter ended June 30, 2013.

Revenue for the second quarter of 2013 was $215.3 million, a 4.9% increase compared to $205.3 million for the first quarter of 2013 and a 6.2% increase compared to $202.6 million for the second quarter of 2012.

Gross margin was $71.0 million or 33.0%, as a percent of revenue, for the second quarter of 2013. This compares to gross margin of $65.7 million or 32.0% for the first quarter of 2013 and $62.9 million or 31.0% for the second quarter of 2012.

Net income, on a GAAP basis, for the second quarter of 2013 totaled $4.4 million or $0.12 per diluted share. This compares to a net loss of $7.4 million or $0.21 per diluted share for the first quarter of 2013 and a net income of $4.3 million or $0.12 per diluted share for the second quarter of 2012.

“We delivered solid results in the second quarter. Revenue of $215.3 million dollars was up 4.9% sequentially and up 6.2% year-over-year. Gross margin of 33.0% was up 100 basis points compared to last quarter and up 200 basis points compared to Q2 of last year,” said Sang Park, MagnaChip Chairman and CEO. “We’re excited that our effort to focus on fast growing markets with our expanding list of innovative partners has enabled us to deliver ten consecutive quarters of meeting or exceeding our financial guidance, in spite of the recent soft demand from high-end smartphone makers.”

Adjusted net income, a non-GAAP measurement, for the second quarter of 2013 totaled $26.2 million or $0.71 per diluted share compared to $19.7 million or $0.53 per diluted share for the first quarter of 2013 and $17.9 million or $0.48 per diluted share for the second quarter of 2012.

Management believes that non-GAAP financial measures, when viewed in conjunction with GAAP results, can provide a more meaningful understanding of the factors and trends affecting MagnaChip’s business and operations. However, such non-GAAP financial measures have limitations and should not be considered as a substitute for net income or as a better indicator of our operating performance than measures that are presented in accordance with GAAP. A reconciliation of GAAP results to non-GAAP results is included following the financial statements.

Combined cash balances (cash and cash equivalents plus restricted cash) totaled $192.6 million at the end of the second quarter of 2013, an increase of $9.6 million from the end of the prior quarter. Cash provided from operations totaled approximately $11.0 million for the second quarter of 2013.

Revenue by Segment

In thousands of US dollars	Three Months Ended
	June 30, 2013	March 31, 2013	June 30, 2012
Semiconductor Manufacturing Services (Foundry)	$109,751	$104,138	$91,318
Display Solutions	68,867	70,323	76,784
Power Solutions	35,959	30,184	33,699
Other	712	653	833
Total Revenue	$215,289	$205,298	$202,634

Second Quarter and Recent Company Highlights

•	Completed Private Offering of $225 Million of Senior Notes.

•	Lowered Cash Interest Expense by 30.3% or $6.5 Million Annually.

•	Corporate Credit and Debt Rating Upgraded by Moody’s Investors Service.

•	Tenth Consecutive Quarter of Meeting or Exceeding Financial Guidance.

Business Outlook

For the third quarter of 2013, MagnaChip expects:

•	Revenue will be in the range of $215 million to $225 million.

•	Gross margin will be 33.0% to 34.0% as a percent of revenue.

Conference Call

MagnaChip will hold a conference call at 5 p.m. EDT today to discuss the second quarter 2013 financial results. The conference call will be webcast live and is also available by dialing 1-866-776-2061 in the U.S. or 1-706-679-0298 for all other locations. The conference ID number is 18170301 and participants are encouraged to initiate their calls at least 10 minutes in advance of the 5 p.m. EDT start time to ensure a timely connection. The webcast and earnings release will be accessible at www.magnachip.com.

A replay of the conference call will be available the same day and will run for 72 hours. The replay access numbers are 1-855-859-2056 or 1-404-537-3406. The access code is 18170301.

About MagnaChip Semiconductor Corporation

Headquartered in South Korea, MagnaChip is a Korea-based designer and manufacturer of analog and mixed-signal semiconductor products for high-volume consumer applications. MagnaChip believes it has one of the broadest and deepest ranges of analog and mixed-signal semiconductor platforms in the industry, supported by its 30-year operating history, a large portfolio of registered and pending patents, and extensive engineering and manufacturing process expertise. For more information, please visit www.magnachip.com. Information on or accessible through, MagnaChip’s website is not a part of, and is not incorporated into, this release.

Safe Harbor for Forward-Looking Statements

Information in this release regarding MagnaChip’s forecasts, business outlook, expectations and beliefs are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements include statements about our ability to capitalize on improving market dynamics and future operating and financial performance including third quarter 2013 revenue and gross margin. All forward-looking statements included in this release are based upon information available to MagnaChip Semiconductor as of the date of this release, which may change, and we assume no obligation to update any such forward-looking statements. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences include general economic conditions, the impact of competitive products and pricing, timely design acceptance by our customers, timely introduction of new products and technologies, ability to ramp new products into volume production, industry wide shifts in supply and demand for semiconductor products, industry and/or company overcapacity, effective and cost efficient utilization of manufacturing capacity, financial stability in foreign markets and the impact of foreign exchange rates, unanticipated costs and expenses or the inability to identify expenses which can be eliminated, compliance with U.S. and international trade and export laws and regulations by us and our distributors, and other risks detailed from time to time in MagnaChip’s filings with the SEC, including our Form 10-K filed on February 22, 2013 and subsequent registration statements, amendments or other reports that we may file from time to time with the SEC and/or make available on our website. MagnaChip assumes no obligation and does not intend to update the forward-looking statements provided, whether as a result of new information, future events or otherwise.

CONTACTS:

In the United States: Robert Pursel Director of Investor Relations Tel. +1-408-625-1262 robert.pursel@magnachip.com	In Korea: Chankeun Park Senior Manager, Public Relations Tel. +82-2-6903-3195 chankeun.park@magnachip.com

# # #

MAGNACHIP SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of US dollars, except share data)

(Unaudited)

	Three Months Ended
	June 30, 2013	March 31, 2013	June 30, 2012
Net sales	$215,289	$205,298	$202,634
Cost of sales	144,241	139,555	139,776

Gross profit	71,048	65,743	62,858

Gross profit %	33.0%	32.0%	31.0%
Selling, general and administrative expenses	19,709	19,791	20,093
Research and development expenses	21,131	20,582	19,762
Restructuring and impairment charges	—	2,446	—

Operating income	30,208	22,924	23,003
Other income (expenses)
Interest expense, net	(5,879)	(5,849)	(5,619)
Foreign currency loss, net	(20,978)	(22,558)	(10,586)
Other	(230)	(260)	701

	(27,087)	(28,667)	(15,504)

Income (loss) before income taxes	3,121	(5,743)	7,499

Income tax expense (benefit)	(1,315)	1,662	3,159

Net income (loss)	$4,436	$(7,405)	$4,340

Earnings (loss) per common share :
- Basic	$0.13	$(0.21)	$0.12
- Diluted	$0.12	$(0.21)	$0.12

Weighted average number of shares—Basic	35,474,001	35,539,413	36,713,569
Weighted average number of shares—Diluted	37,125,005	35,539,413	37,566,699

MAGNACHIP SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA AND ADJUSTED NET INCOME

(In thousands of US dollars, except share data)

(Unaudited)

	Three Months Ended
	June 30, 2013	March 31, 2013	June 30, 2012
Net income (loss)	$4,436	$(7,405)	$4,340
Adjustments:
Depreciation and amortization	8,359	8,522	7,923
Interest expense, net	5,879	5,849	5,619
Income tax expense (benefit)	(1,315)	1,662	3,159
Restructuring and impairment charges	—	2,446	—
Stock-based compensation expense	493	420	457
Foreign currency loss, net	20,978	22,558	10,586
Derivative valuation loss (gain), net	230	267	(701)
Secondary offering expense	—	669	1,216

Adjusted EBITDA	$39,060	$34,988	$32,599

Adjusted EBITDA per common share:
- Diluted	$1.05	$0.94	$0.87
Weighted average number of shares - Diluted	37,125,005	37,138,414	37,566,699
Net income (loss)	$4,436	$(7,405)	$4,340
Adjustments:
Restructuring and impairment charges	—	2,446	—
Stock-based compensation expense	493	420	457
Amortization of intangibles	1,492	1,749	1,980
Foreign currency loss, net	20,978	22,558	10,586
Derivative valuation loss (gain), net	230	267	(701)
Secondary offering expense	—	669	1,216
GAAP and cash tax expense difference	(1,452)	(998)	—

Adjusted net income	$26,177	$19,706	$17,878

Adjusted net income per common share:
- Diluted	$0.71	$0.53	$0.48
Weighted average number of shares — Diluted	37,125,005	37,138,414	37,566,699

We define Adjusted EBITDA as net income (loss) adjusted to exclude (i) depreciation and amortization, (ii) interest expense, net, (iii) income tax expense (benefit), (iv) restructuring and impairment charges, (v) stock-based compensation expense, (vi) foreign currency loss, net, (vii) derivative valuation loss (gain), net, and (viii) secondary offering expense.

We present Adjusted Net Income as a further supplemental measure of our performance. We prepare Adjusted Net Income by adjusting net income to eliminate the impact of a number of non-cash expenses and other items that may be either one time or recurring that we do not consider to be indicative of our core ongoing operating performance. We believe that Adjusted Net Income is particularly useful because it reflects the impact of our asset base and capital structure on our operating performance. We define Adjusted Net Income as net income (loss) adjusted to exclude (i) restructuring and impairment charges, (ii) stock-based compensation expense, (iii) amortization of intangibles, (iv) foreign currency loss, net, (v) derivative valuation loss (gain), net, (vi) secondary offering expense, and (vii) GAAP and cash tax expense difference.

MAGNACHIP SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands of US dollars, except share data)

(Unaudited)

	June 30, 2013	December 31, 2012
Assets
Current assets
Cash and cash equivalents	$192,641	$182,238
Restricted cash	6	133
Accounts receivable, net	165,181	143,331
Inventories, net	76,342	89,363
Other receivables	2,459	1,429
Prepaid expenses	9,366	7,884
Current deferred income tax assets	25,347	22,768
Other current assets	3,695	9,680

Total current assets	475,037	456,826

Property, plant and equipment, net	247,242	238,256
Intangible assets, net	10,068	15,260
Long-term prepaid expenses	17,962	18,048
Deferred income tax assets	42,631	46,710
Other non-current assets	15,422	14,866

Total assets	$808,362	$789,966

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$76,175	$79,236
Other accounts payable	16,804	15,600
Accrued expenses	49,918	43,486
Derivative liabilities	10,247	—
Other current liabilities	6,912	9,973

Total current liabilities	160,056	148,295

Long-term borrowings, net	201,801	201,653
Accrued severance benefits, net	112,198	112,446
Other non-current liabilities	17,880	17,263

Total liabilities	491,935	479,657

Stockholders’ equity
Common stock, $0.01 par value, 150,000,000 shares authorized, 40,021,283 shares issued and 35,681,382 shares outstanding at June 30, 2013 and 39,599,374 shares issued and 35,635,357 shares outstanding at December 31, 2012	400	396
Additional paid-in capital	107,375	101,885
Retained earnings	284,282	287,251
Treasury stock, 4,339,901 shares at June 30, 2013 and 3,964,017 shares at December 31, 2012	(45,918)	(39,918)
Accumulated other comprehensive loss	(29,712)	(39,305)

Total stockholders’ equity	316,427	310,309

Total liabilities and stockholders’ equity	$808,362	$789,966

MAGNACHIP SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of US dollars)

(Unaudited)

	Three Months Ended	Six Months Ended
	June 30, 2013	June 30, 2013	June 30, 2012
Cash flows from operating activities
Net income (loss)	$4,436	$(2,969)	$19,603
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization	8,359	16,881	15,397
Provision for severance benefits	6,457	10,686	10,975
Amortization of debt issuance costs and original issue discount	285	568	497
Loss on foreign currency translation, net	26,728	55,008	55
Gain on disposal of property, plant and equipment, net	(26)	(26)	(190)
Loss on disposal of intangible assets, net	—	1	15
Restructuring and impairment charges	—	618	—
Stock-based compensation	493	913	915
Other	776	1,411	(348)
Changes in operating assets and liabilities
Accounts receivable	(23,077)	(29,486)	(8,296)
Inventories	4,738	6,760	(11,498)
Other receivables	1,878	600	(2,580)
Other current assets	5,411	7,425	8,851
Deferred tax assets	(3,177)	(995)	1,146
Accounts payable	(1,437)	853	14,654
Other accounts payable	(17,256)	(7,522)	9,677
Accrued expenses	(5,878)	(7,003)	7,890
Other current liabilities	4,741	(1,097)	6,611
Payment of severance benefits	(2,312)	(2,939)	(4,816)
Other	(103)	(1,107)	(1,996)

Net cash provided by operating activities	11,036	48,580	66,562

Cash flows from investing activities
Decrease in restricted cash	30	122	1,634
Proceeds from disposal of plant, property and equipment	27	27	891
Purchase of plant, property and equipment	(6,963)	(39,890)	(46,728)
Payment for intellectual property registration	(101)	(243)	(565)
Payment for acquisition	—	—	(8,642)
Decrease in short-term financial instruments	—	—	173
Collection of guarantee deposits	117	117	70
Payment of guarantee deposits	(198)	(939)	(176)
Other	3	11	(53)

Net cash used in investing activities	(7,085)	(40,795)	(53,396)

Cash flows from financing activities
Proceeds from issuance of common stock	3,575	4,581	183
Repayment of obligations under capital lease	—	—	(2,968)
Acquisition of treasury stock	—	(6,000)	(16,935)

Net cash provided by (used in) financing activities	3,575	(1,419)	(19,720)
Effect of exchange rates on cash and cash equivalents	2,128	4,037	207

Net increase (decrease) in cash and cash equivalents	9,654	10,403	(6,347)

Cash and cash equivalents
Beginning of the period	182,987	182,238	162,111

End of the period	$192,641	$192,641	$155,764